                                                                Exhibit(a)(1)(A)

                          OFFER TO PURCHASE FOR CASH

             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      of

                        DELCO REMY INTERNATIONAL, INC.

                                      at

                              $8.00 NET PER SHARE

                                      by

                              DRI ACQUISITION LLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, FEBRUARY 8, 2001, UNLESS THE OFFER IS EXTENDED.


  A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES I THROUGH IV OF THIS OFFER TO PURCHASE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER WITH RESPECT TO THE OFFER, THE POSSIBLE CONTRIBUTION OF SHARES TO DRI ACQUISITION LLC (THE "PURCHASER") BY COURT SQUARE CAPITAL LIMITED ("COURT SQUARE") AND THE POSSIBLE CONVERSION OF NON-VOTING SHARES HELD BY COURT SQUARE TO VOTING SHARES, (2) NO PERSON, GOVERNMENT OR GOVERNMENTAL AUTHORITY THREATENING OR INSTITUTING AN ACTION OR PROCEEDING WHICH CHALLENGES OR SEEKS TO MAKE ILLEGAL, DELAY, RESTRAIN OR PROHIBIT THE PURCHASER FROM MAKING THE OFFER FOR OR PURCHASING THE SHARES OF DELCO REMY INTERNATIONAL, INC. ("DELCO REMY") OR SEEKS TO OBTAIN DAMAGES AS A RESULT THEREOF, AND (3) NO CHANGE OR PROSPECTIVE CHANGE OCCURRING OR HAVING BEEN THREATENED IN THE PROPERTIES, ASSETS, CONDITION, OPERATIONS OR OTHER ELEMENTS OF THE BUSINESS OF DELCO REMY WHICH, IN THE SOLE JUDGMENT OF THE PURCHASER, IS OR MAY BE MATERIALLY ADVERSE TO THE VALUE OF DELCO REMY OR THE VALUE OF THE SHARES OF DELCO REMY TO THE PURCHASER.

                               ----------------

  THE PURCHASER RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

                               ----------------

                                   IMPORTANT

  ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES OF CLASS A COMMON STOCK OF DELCO REMY SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A TRANSFER EFFECTED PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," TRANSMIT AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES OF CLASS A COMMON STOCK OF DELCO REMY ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

  A STOCKHOLDER WHO DESIRES TO TENDER SUCH STOCKHOLDER'S SHARES OF CLASS A COMMON STOCK OF DELCO REMY AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY BE ELIGIBLE TO TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT.

                               ----------------

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   i
INTRODUCTION..............................................................   1
SPECIAL FACTORS...........................................................   3
  1.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY..................   3
  2.  FAIRNESS OF THE OFFER...............................................   5
  3.  FINANCIAL PROJECTIONS...............................................   7
  4.  FORWARD LOOKING STATEMENTS..........................................   8
  5.  PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY...........   9
  6.  RIGHTS OF STOCKHOLDERS IN THE OFFER AND ANY MERGER..................  11
  7.  TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS...........................  13
  8.  INTEREST IN SECURITIES OF THE COMPANY...............................  13
  9.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............  15
THE TENDER OFFER..........................................................  17
  1.  TERMS OF THE OFFER; EXPIRATION DATE.................................  17
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT..................................  19
  3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.............  20
  4.  WITHDRAWAL RIGHTS...................................................  22
  5.  CERTAIN INFORMATION CONCERNING THE COMPANY..........................  23
  6.  PRICE RANGE OF THE SHARES...........................................  24
  7.  CERTAIN INFORMATION CONCERNING COURT SQUARE, THE PURCHASER AND
      CITIGROUP...........................................................  24
  8.  SOURCE AND AMOUNT OF FUNDS..........................................  25
  9.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK
      EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.....  25
  10. DIVIDENDS AND DISTRIBUTIONS.........................................  26
  11. CERTAIN CONDITIONS TO THE OFFER.....................................  27
  12. CERTAIN LEGAL MATTERS; LITIGATION; REQUIRED REGULATORY APPROVALS....  31
  13. CERTAIN FEES AND EXPENSES...........................................  32
  14. MISCELLANEOUS.......................................................  33

                               SUMMARY TERM SHEET

  DRI ACQUISITION LLC IS OFFERING TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF DELCO REMY INTERNATIONAL, INC. CLASS A COMMON STOCK FOR $8.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A STOCKHOLDER OF DELCO REMY, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR SHARES.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF DELCO REMY?

  . DRI Acquisition LLC, a limited liability company formed by Court Square Capital Limited solely to make the offer, is offering to purchase your Delco Remy shares. DRI Acquisition is a subsidiary of Court Square, which is principally engaged in the business of investing in leveraged acquisitions. See the INTRODUCTION and "THE TENDER OFFER--Certain Information Concerning Court Square and the Purchaser."

HOW MANY SHARES IS DRI ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

  . DRI Acquisition is offering to purchase all of the outstanding shares of Delco Remy Class A common stock not currently owned by Court Square at a price of $8.00 per share, net to the seller, in cash, without interest. As of December 21, 2000, the last trading day prior to the announcement of the intention to commence the offer, the closing price of a Delco Remy Class A share on the New York Stock Exchange was $5.4375. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION" and "THE TENDER OFFER--Price Range of the Shares."

WHY IS DRI ACQUISITION MAKING THIS OFFER?

  . DRI Acquisition is making this offer because Court Square wants to substantially increase its ownership interest in Delco Remy. If the offer is completed and DRI Acquisition, Court Square and their respective affiliates own at least 90% of the outstanding Delco Remy shares, DRI Acquisition intends to, but is not obligated to, consummate a "short-form" merger of DRI Acquisition (or an affiliate of DRI Acquisition) with Delco Remy, which would not require the approval of Delco Remy's board of directors, whereby Court Square (and/or one or more affiliates of Court Square) would own all of the shares of Delco Remy and all shares of Delco Remy that are not purchased in the offer would be exchanged for an amount in cash per Delco Remy share equal to the highest price per share paid pursuant to the offer. If the offer is completed and DRI Acquisition, Court Square and their respective affiliates do not own at least 90% of the Delco Remy shares, DRI Acquisition may, but is not obligated to, consummate a "long-form" merger of DRI Acquisition (or an affiliate of DRI Acquisition) with

     Delco Remy, which would require the approval of Delco Remy's board of directors, whereby Court Square (and/or one or more affiliates of Court Square) would own all of the shares of Delco Remy. In a long-form merger, the amount and form of consideration paid for shares that are not purchased in the offer would be negotiated with the board of directors of Delco Remy. The consideration could be an amount in cash per share equal to the highest price per share paid pursuant to the offer, or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Any merger would be subject to compliance with the terms of Delco Remy's debt instruments. See the "INTRODUCTION" and "SPECIAL FACTORS--Purposes of the Offer; Plans for the Company."

IS THIS A FIRST STEP IN A GOING-PRIVATE TRANSACTION?

  . It is Court Square's intent to substantially increase its ownership interest in Delco Remy. If a sufficient number of Delco Remy stockholders tender their shares, Delco Remy Class A common stock will no longer be quoted on the New York Stock Exchange and Court Square intends to terminate the registration of the Delco Remy Class A common stock under the Securities Exchange Act of 1934, as amended. If a sufficient number of Delco Remy stockholders do not tender their shares, Court Square and DRI Acquisition may, but are not obligated to, seek to effect a merger whereby Delco Remy will be a privately-held company and its Class A common stock will no longer be quoted on the New York Stock Exchange or registered under the Securities Exchange Act of 1934, as amended. If the offer is completed, in connection with any subsequent merger or other business combination, Court Square intends to offer management and other affiliates of Delco Remy the opportunity to continue to participate in the ownership of Delco Remy. There are currently no agreements, arrangements or understandings with management or other affiliates regarding any continued participation in the ownership of Delco Remy. See the "INTRODUCTION," "SPECIAL FACTORS-- Purposes of the Offer; Plans for the Company" and "THE TENDER OFFER-- Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

IS DRI ACQUISITION'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER INTO THE OFFER?

  . No. DRI Acquisition is a newly formed limited liability company and a subsidiary of Court Square, which is an indirect subsidiary of Citigroup Inc., whose sole material assets will consist of cash contributed to it by Court Square to complete the offer. DRI Acquisition has no material obligations except for expenses incurred in connection with this offer. See the "INTRODUCTION" and "THE TENDER OFFER--Certain Information Concerning Court Square and the Purchaser."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

  The most important conditions to the offer are the following:

  . All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the offer, the possible contribution of shares to DRI Acquisition by Court Square and the possible conversion of non-voting Delco Remy shares held by Court Square to voting shares must have expired or terminated.

  . No person, government or governmental authority shall threaten or institute an action or proceeding which challenges or seeks to make illegal, delay, restrain or prohibit DRI Acquisition from making the offer for or purchasing the Delco Remy shares or seeks to obtain damages as a result thereof.

  . No change or prospective change shall have occurred or been threatened in the properties, assets, condition, operations or other elements of the business of Delco Remy which, in the sole judgment of

     DRI Acquisition, is or may be materially adverse to the value of Delco Remy or the value of the shares of Delco Remy to DRI Acquisition.

  A more detailed discussion of the conditions to consummation of the offer may be found in the "INTRODUCTION" and "THE TENDER OFFER--Certain Conditions to the Offer."

DOES DRI ACQUISITION HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

  . Yes. DRI Acquisition will have existing cash funds to be contributed by Court Square sufficient to purchase all of the shares. The offer is not conditioned on obtaining additional financing. See the "INTRODUCTION" and "THE TENDER OFFER--Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

  . You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, February 8, 2001. DRI Acquisition currently expects that the offer will be extended until the principal conditions to the offer, which are described above, are satisfied. If the offer is extended, DRI Acquisition will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

  . DRI Acquisition may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after DRI Acquisition has purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. DRI Acquisition does not currently intend to include a subsequent offering period, although DRI Acquisition reserves the right to do so. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

  . To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares."

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

  . If the conditions to the offer are satisfied and DRI Acquisition consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See "THE TENDER OFFER--Acceptance for Payment and Payment."

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

  . You may withdraw a portion of or all your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if DRI Acquisition has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until DRI Acquisition does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See "THE TENDER OFFER--Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF DELCO REMY THINK OF THIS OFFER?

  . Delco Remy's board of directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Delco Remy is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See "SPECIAL FACTORS--Fairness of the Offer."

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

  . As indicated above, if the offer is completed, the Delco Remy shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Delco Remy may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. In any event, the number of stockholders and the number of shares of Delco Remy that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, upon completion of the offer, if DRI Acquisition, Court Square and their respective affiliates own at least 90% of the outstanding Delco Remy shares, DRI Acquisition intends to, but is not obligated to, consummate a short-form merger transaction in which all shares of Delco Remy that were not purchased in this offer will be exchanged for an amount in cash per share equal to the highest price per share paid pursuant to the offer. If the short-form merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights, under Delaware law. Therefore, if a short-form merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Alternatively, upon completion of the offer, if DRI Acquisition, Court Square and their respective affiliates do not own at least 90% of the outstanding Delco Remy shares, DRI Acquisition may, but is not obligated to, consummate a long-form merger transaction in which all shares of Delco Remy that were not purchased in this offer will be exchanged for an amount and form of consideration to be negotiated with the board of directors of Delco Remy. The consideration could be an amount in cash per share equal to the highest price per share paid pursuant to the offer or a different form or amount of consideration. See "SPECIAL FACTORS--Purposes of the Offer; Plans for the Company" and "THE TENDER OFFER--Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

  . Appraisal rights are not available in the offer. Following the offer, if any merger occurs, appraisal rights most likely will be available to those stockholders who comply with the applicable provisions of Delaware law. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and any Merger."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

  . The receipt of cash in the offer in exchange for Delco Remy shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See the "INTRODUCTION" and "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On December 21, 2000, the last trading day before the announcement of the intention to commence the offer, the shares of Delco Remy closed on the New York Stock Exchange at $5.4375 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "THE TENDER OFFER--Price Range of the Shares."

WHOM CAN I CALL WITH QUESTIONS?

  .  You can call D. F. King & Co., Inc., at (800) 848-3402 (toll-free) or
     (212) 269-5550 (collect) with any questions you may have. D. F. King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Offer to Purchase.

To:  All Holders of Shares of Class A Common Stock of Delco Remy
     International, Inc.

                                 INTRODUCTION

  DRI Acquisition LLC (the "Purchaser"), a Delaware limited liability company and a subsidiary of Court Square Capital Limited ("Court Square"), a Delaware corporation, hereby offers to purchase all of the shares of Class A common stock, par value $0.01 per share (the "Shares"), of Delco Remy International, Inc. (the "Company"), a Delaware corporation, not currently owned by Court Square at a price of $8.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

  Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and
D. F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Certain Fees and Expenses."

  The purpose of the Offer is for Court Square to substantially increase its ownership interest in the Company. If a sufficient number of the Company stockholders tender their Shares in the Offer, the Shares will no longer be quoted on the New York Stock Exchange (the "NYSE") and Court Square intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the Offer is completed and the Purchaser, Court Square and their respective affiliates own at least 90% of the outstanding shares of the Company, Court Square intends to seek to have the Company consummate a short-form merger with the Purchaser or an affiliate of the Purchaser (the "Short-Form Merger"), which would not require the approval of the Company's board of directors (the "Company Board"), whereby Court Square (and/or one or more affiliates of Court Square) would own all of the shares of the Company and each then outstanding Share (other than Shares held by the Purchaser) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Alternatively, if the Offer is completed and the Purchaser, Court Square and their respective affiliates do not own at least 90% of the outstanding shares of the Company, Court Square may, but is not obligated to, seek to have the Company consummate a "long-form" merger or similar business combination with the Purchaser or an affiliate of the Purchaser (the "Long-Form Merger"), which would require the approval of the Company Board, whereby Court Square (and/or one or more affiliates of Court Square) would own all of the shares of the Company. In a Long-Form Merger, the amount and form of consideration for Shares that are not purchased in the Offer would be negotiated with the Company Board. Each then outstanding Share (other than Shares held by the Purchaser) may be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Upon the consummation of any merger, the Company will be a privately held company.

  The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer set forth in "THE TENDER OFFER--Certain Conditions to the Offer" have been satisfied or waived. There can be no assurance that if the Offer is consummated, the Purchaser and Court Square will seek to effectuate any Short-Form Merger or Long-Form Merger.

  THE PURCHASER RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

  The Offer is subject to the fulfillment of certain conditions, including the following:

  The HSR Condition. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated until any required information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods (the "HSR Condition").

  Court Square may make a capital contribution of all or a part of the Shares owned by it to the Purchaser. See "SPECIAL FACTORS--Transactions, Negotiations and Agreements." In addition, Court Square may contribute to the Purchaser all of the shares of non-voting Class B common stock of the Company owned by it. Pursuant to the Company's Restated Certificate of Incorporation, the non-voting Class B common stock is convertible into shares of voting Class A common stock of the Company. Court Square may convert all or a part of the non-voting shares to voting shares.

  The Offer, the possible contribution of Shares by Court Square to the Purchaser and the possible conversion of the non-voting shares will trigger a filing obligation on the part of Court Square and the Purchaser under the HSR Act. The HSR Condition will be satisfied when all applicable waiting periods with respect to these transactions have expired or been terminated.

  Certain Other Conditions. Certain other conditions to the consummation of the Offer must be satisfied prior to its completion. The conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, in its sole discretion, regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. Among the most important conditions are the conditions described below.

  Consummation of the Offer is conditioned upon the Purchaser being satisfied that no change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Purchaser, is or may be materially adverse, and that the Purchaser has not become aware of any fact which, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser.

  Consummation of the Offer is further conditioned upon the Purchaser being satisfied that there is no threatened, instituted or pending action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Court Square or any other affiliate of Court Square or the consummation by the Purchaser, Court Square or any other affiliate of Court Square of a merger or other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (2) seeking to prohibit the ownership or operation by the Purchaser, Court Square or any other affiliate of Court Square of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser, Court Square or any other affiliate of Court Square to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Court Square or any other affiliate of Court Square to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Court Square or any other affiliate of Court Square effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (4) seeking to require divestiture by the Purchaser, Court Square or any other affiliate of Court Square of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Purchaser, Court Square or any other affiliate of Court Square as a result of the transactions contemplated by the Offer or any other business combination with the Company, (6) which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Purchaser, Court Square or any other affiliate of Court Square or the value of the Shares or (7) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships.

  CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS OR CONDITIONS OF THE OFFER, INCLUDING, WITHOUT LIMITATION, THE HSR CONDITION. SEE "THE TENDER OFFER--TERMS OF THE OFFER; EXPIRATION DATE" AND "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER."

  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER AND THE CONVERSION OF SHARES PURSUANT TO ANY MERGER ARE DESCRIBED IN "SPECIAL FACTORS--CERTAIN UNITED STATES INCOME TAX CONSEQUENCES."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

  1. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  Court Square and its affiliate Citicorp Venture Capital, Ltd. (the "CVC Group") are leading sponsors of leveraged acquisitions and leveraged build-ups and have been engaged in that business continuously since 1969. The CVC Group acquired its initial interest in the Company upon the Company's formation in July 1994. The Company was formed for the purpose of acquiring the former Delco Remy Starter Motor Division of General Motors Corporation. The CVC Group has held this interest since July 1994 and purchased additional Company shares on November 28, 2000 from MascoTech, Inc. which had also invested in the Company at the time of its formation. At present, the CVC Group directly owns about 37% of the Class A common stock of the Company and about 53% of the Class A common stock and Class B common stock of the Company treated as a single class. Representatives of the CVC Group have served on the Company Board since its formation. The current members of the Company Board initially designated by the CVC Group are Michael A. Delaney and Richard M. Cashin, Jr.

  In early October 2000, Mr. Delaney, who is a Vice President and Managing Director of the CVC Group, telephoned Thomas J. Snyder, Chief Executive Officer of the Company, to tell him that the CVC Group was considering the possibility of substantially increasing its ownership interest in the Company. Mr. Delaney said that, although the CVC Group had not made any final decision to increase its interest, he wanted to make sure that the CVC Group could do so without adversely affecting the Company's existing long-term debt arrangements, in particular its outstanding high-yield bonds. They agreed that counsel would review these issues. In a subsequent conversation that occurred later in October 2000, Messrs. Delaney and Snyder confirmed that it would be possible for the CVC Group to substantially increase its ownership interest in the Company without adversely affecting the Company's existing long-term debt. No possible offer price for the shares was discussed in these conversations.

  On December 20, 2000, Mr. Delaney telephoned Mr. Snyder and asked him to meet with Mr. Delaney and other representatives of the CVC Group the following morning to discuss a possible purchase of Delco Remy stock by the CVC Group. This meeting took place in the CVC Group's offices in New York on December 21, 2000. Mr. Snyder was accompanied by J. Timothy Gargaro, Chief Financial Officer of Delco Remy, and David E. Stoll, Vice President and Treasurer of the Company. At the meeting, Mr. Delaney told the Company representatives that he expected that he would be making a recommendation to the CVC Group's investment committee that the CVC Group commence a tender offer to stockholders to increase its ownership position in the Company and that, prior to doing so, he wished to have a general discussion with Delco Remy's representatives about the Company's business, financial performance and prospects. No potential offer price was discussed at this meeting. Following the meeting, Mr. Delaney contacted Harold K. Sperlich, Chairman of the Company Board, James R. Gerrity, a member of the Company Board, and Mr. Cashin to repeat what he had told Mr. Snyder and the other Company representatives.

  On December 22, 2000, the CVC Group's investment committee approved a cash tender offer for all of the outstanding shares of common stock of the Company at a cash price of $8.00 per share. Mr. Delaney contacted Messrs. Sperlich and Snyder shortly thereafter to tell them of the proposed offer. Court Square then delivered the following letter to the Company:

                         COURT SQUARE CAPITAL LIMITED
                                399 PARK AVENUE
                             NEW YORK, N.Y. 10043

                               December 22, 2000

    Delco Remy International, Inc.
    2902 Enterprise Drive
    Anderson, IN 46013
    Attention: Thomas J. Snyder

    Dear Tom:

      This will confirm the information I conveyed to you this morning. Court Square Capital Limited ("Court Square") proposes to make an offer to acquire all of the issued and outstanding shares of Delco Remy International, Inc. ("Delco Remy") at a price of $8 cash per share.

      To effect this offer, we intend to commence a tender offer for any and all of the stock of Delco Remy that we or certain of our affiliates do not currently own. The offer will not be subject to a financing condition. We anticipate that Delco Remy's management will be given the opportunity to participate in the continuing ownership of the company.

      Our offer will assume that the current debt financing of Delco Remy will remain in place upon consummation of the offer. The offer will be subject to customary conditions, including regulatory approvals and the absence of any material adverse change in the business of Delco Remy.

      We believe that our offer represents fair value for Delco Remy stockholders and would like the opportunity to discuss it further as soon as possible. We are proud to have been among the founding investors in Delco Remy and are optimistic about its future. We have been and continue to be strong supporters of Delco Remy and its management team.

                                          Sincerely,

                                          COURT SQUARE CAPITAL LIMITED

                                                   /s/ Michael A. Delaney
                                          By: _________________________________
                                          Name: Michael A. Delaney
                                          Title: Vice President

  Later that day, the Company issued a press release summarizing the CVC Group's proposal and stating that the Company Board would evaluate the offer.

  On December 26, 2000, Mr. Delaney and counsel for the CVC Group participated in portions of a meeting of the Company Board held by telephone conference call. Mr. Cashin did not participate in the meeting. Mr. Delaney reviewed the terms of the CVC Group's proposed offer with the Company Board. In response to a question, Mr. Delaney stated that it was the CVC Group's present intention, upon completion of its tender offer, to seek to acquire any remaining public common stock of the Company through a subsequent merger transaction provided that this could be accomplished in a way that would not adversely affect the Company's existing long-term debt. He also stated that it would be the CVC Group's intention to effect this merger at the same $8.00 per share cash price proposed to be paid in the tender offer. He pointed out that, depending upon the results of the CVC Group's tender offer, the approval of the Company Board could be required for any such merger, but he emphasized that the CVC Group was not seeking such approval at this time. At this same meeting, the Company Board determined to establish a special committee consisting of independent directors to determine what position the Company should communicate to its stockholders regarding the proposed tender offer and to retain legal counsel and financial advisors to assist it in doing so. Mr. Delaney abstained from the vote to establish the special committee, although he told the directors that he was supportive of this approach. He excused himself from the meeting immediately following this vote and did not participate further.

  On January 4, 2001, in preparation for the commencement of the Offer, the Purchaser and Court Square sent a letter to the Company requesting access to, among other things, the Company's stockholders list and security position listings. On January 5, 2001, the Company informed Court Square that it had elected to disseminate the tender offer materials to the security holders entitled to receive such materials.

  On January 11, 2001, the Purchaser commenced the Offer.

  2. FAIRNESS OF THE OFFER.

  Because the Shares owned directly (or to be owned in the case of the Purchaser) by Court Square and the Purchaser represent about 53% of the shares of the Company, including about 37% of the Class A common stock of the Company, and Court Square has two representatives on the Company Board, Court Square and the Purchaser may be deemed "affiliates" of the Company for purposes of Rule 13e-3 under the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Court Square and the Purchaser considered the fairness of the Offer to the unaffiliated security holders of the Company (collectively, the "Public Stockholders").

  Court Square and the Purchaser believe that the Offer is fair to the Public Stockholders of the Company. The terms of the Offer, however, were established unilaterally by Court Square and the Purchaser and were not negotiated with the Company or any other party. In reaching their determination that the Offer is fair to the Public Stockholders of the Company, Court Square and Purchaser considered the following factors:

  . The premium reflected in the Offer price of $8.00 per Share. Court Square and the Purchaser considered the current and historical trading prices of the Shares prior to the Offer. The Offer price represents a premium of over 47% over the closing price on December 21, 2000, the day prior to the public announcement of the contemplated offer. The Offer price represents a premium of 28.9% over the volume-weighted average of the daily closing prices for the 30 days preceding December 22, 2000.

  . The purchase of the Shares by the Purchaser would eliminate the exposure of the Public Stockholders of the Company to any future decline in the price of the Shares.

  . The relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Stockholders of the Company from the all-cash Offer. Court Square and the Purchaser believe that the liquidity that would result from the Offer would be beneficial to the Public Stockholders because Court Square's significant ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Court Square.

  . Court Square and the Purchaser believe the Offer to be attractive in light of the Company's current financial performance, profitability and growth prospects. The Company has had significant operating issues resulting from recent production cuts announced by the three largest auto makers, including General Motors Corporation, greater than anticipated cutbacks in heavy duty truck production and limited growth prospects in the aftermarket or overseas market, particularly in Western Europe. The Offer would shift the risk of the future financial performance of the Company from the Public Stockholders of the Company to the Purchaser and Court Square.

  . Court Square and the Purchaser believe the Offer is also attractive in light of industry conditions. The North American auto industry is continuing to face costly inventory corrections which are affecting original equipment manufacturers and their suppliers. Based on past experience in the 1990s, the downturn in the auto industry is likely to continue and, depending on consumer confidence, may be sustained beyond 2001.

  . Court Square and the Purchaser considered the terms of the Offer including (1) the amount of the consideration and that it will be in the form of cash and (2) the tender offer structure, which would provide an expeditious means for the stockholders of the Company to receive cash for all or a portion of their Shares, especially in light of the relatively low trading volume in the Shares.

  Court Square and Purchaser also believe that the Offer and Merger are procedurally fair to the stockholders of the Company in light of the following factors:

  . To avoid any potential conflict of interest between the Company and the Purchaser by virtue of Court Square's substantial ownership interest in the Company, the Company Board established a Special Committee consisting of directors of the Company who are not officers of the Company or affiliates of the CVC Group. The Special Committee has been given the sole and exclusive authority to respond to the Offer and to recommend for, recommend against or remain neutral and express no opinion with respect to whether or not the Public Stockholders should accept the Offer and tender their Shares pursuant to the Offer. To assist it in performing its duties, the Special Committee has retained an independent financial advisor and independent legal counsel.

  . Each Public Stockholder of the Company can determine individually whether to tender Shares in the Offer.

  . The Offer provides the opportunity for the Public Stockholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

  . The Public Stockholders of the Company who believe that the terms of the Offer and the Short-Form Merger or Long-Form Merger are not fair can pursue appraisal rights in respect of the Short-Form Merger or Long-Form Merger under the DGCL.

  Court Square and the Purchaser did not consider the book value or the liquidation value of the Company to be a meaningful indicator of the fair value of the Shares.

  Court Square and Purchaser also considered the following factors, which it considered to be negative from the perspective of the Public Stockholders of the Company, in its consideration of the fairness of the terms of the Offer:

  .  Following the successful completion of the Offer, the Public
     Stockholders of the Company who accept the Offer would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

  . Historically, there has been relatively low trading volume of the publicly traded shares of the Company. As a result of the tender by Public Stockholders of their Shares, the trading volume may decrease further. Those Public Stockholders who do not tender their Shares may suffer increased illiquidity and decreased market value, particularly if the Shares will no longer be quoted on the NYSE and Court Square seeks to terminate the registration of the Shares under the Exchange Act.

  In determining that the Offer is fair to the Public Stockholders of the Company, Court Square and the Purchaser considered the above factors as a whole and did not assign specific or relative weights to them.

  3. FINANCIAL PROJECTIONS.

  The Company's Projections. To Court Square's knowledge, the Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, management of the Company does prepare internal financial projections. To Court Square's knowledge, such projections represent what management of the Company believes to be a reasonable estimate of the Company's future financial performance and reflect significant assumptions and subjective judgments by the Company's management regarding industry performance and general business and economic conditions, including assumptions regarding the Company's future development projects. The projections set forth below (the "Company Projections") were prepared in connection with a meeting of the Company Board scheduled for December 14, 2000 but cancelled due to inclement weather. Because the meeting was cancelled, the Company Projections were delivered to Mr. Delaney at a meeting with representatives of the Company held on December 21, 2000 as described in "--Background of the Offer; Contacts with the Company." The Company Projections were not prepared with a view to public disclosure and are included herein for the limited purpose of giving the Company's stockholders access to financial projections of the Company prepared by the Company's management in December 2000 and made available to Court Square. Court Square has not seen or been furnished any new or updated projections prepared by the Company since December 2000. The Company Projections may or may not reflect the Company's current estimate of its future financial performance.

      Operating Data                                 2001      2002      2003
      --------------                               --------  --------  --------
      Revenues.................................... $1,185.1  $1,308.4  $1,508.3
      EBITDA...................................... $  166.9  $  193.8  $  231.3
      EBITDA Margin...............................     14.1%     14.8%     15.3%
      Earnings Per Share.......................... $   1.45  $   2.11  $   2.79

  Court Square and the Purchaser believe that the Company Projections assume:

  . total North American automotive vehicle builds of 16.3 million in calendar year 2001;

  . a decrease in heavy duty (Class 8) truck volume of 20% in calendar year 2001 over calendar year 2000;

  . an interest rate on bank borrowings for calendar years 2001 through 2003 which is 1% above the Company's current bank borrowing rate;

  . an increase of about 13% in revenues of the Company's aftermarket operations in calendar year 2001 over calendar year 2000;

  . the Company can identify and complete accretive acquisitions which add $0.10, $0.32 and $0.77 of earnings per share in calendar years 2001 through 2003, respectively; and

  . a 5% growth in base revenues (before accretive acquisitions) in each of calendar years 2002 and 2003.

  There can be no assurance that any of the assumptions underlying the Company Projections will be realized or are accurate. Court Square and the Purchaser do not believe the Company Projections reflect the recent interest rate reductions announced by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or recent production cutbacks announced by General Motors Corporation, the Company's largest customer.

  The Purchaser is not aware how the Company defined EBITDA for purposes of the Company's Projections. Generally, EBITDA is calculated as the sum of operating income plus depreciation and amortization of goodwill. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined by generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity.

  TO COURT SQUARE'S KNOWLEDGE, THE COMPANY DOES NOT, AS A MATTER OF COURSE, DISCLOSE PROJECTIONS AS TO FUTURE REVENUES, EARNINGS OR OTHER INCOME STATEMENT DATA AND THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. IN ADDITION, THE COMPANY PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR WITH A VIEW TO COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF THE DATA THAN AS SHOWN ABOVE. TO COURT SQUARE'S KNOWLEDGE, THE COMPANY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON SUCH COMPANY PROJECTIONS. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO COURT SQUARE PRIOR TO THE OFFER. ACCORDINGLY, NONE OF COURT SQUARE, THE PURCHASER OR THE COMPANY OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE COMPANY PROJECTIONS INCLUDED IN THIS OFFER TO PURCHASE, AND NONE OF COURT SQUARE, THE PURCHASER, THE COMPANY OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY AS TO THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE COMPANY PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF COURT SQUARE, THE PURCHASER AND THE COMPANY, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE ABOVE COMPANY PROJECTIONS WILL BE REALIZED AND IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

  4. FORWARD LOOKING STATEMENTS.

  THE MATTERS DISCUSSED UNDER THE HEADINGS "--BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY" CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STOCKHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THE HEADINGS "--BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER--CERTAIN

INFORMATION CONCERNING THE COMPANY," THE FOLLOWING FACTORS MAY CAUSE THE COMPANY'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:

  .supply and demand for the Company's products;

  .competitive product and pricing pressures;

  .changes in industry laws and regulations;

  .general economic and industry conditions in the end-use markets for the Company's products;

  .effect of fluctuations in foreign currency rates; and

  .failure to achieve the Company's cost reduction targets on schedule.

  5. PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY.

  General. The purpose of the Offer is for Court Square to substantially increase its ownership interest in the Company. If a sufficient number of the Company stockholders tender their Shares in the Offer, the Shares will no longer be quoted on the NYSE and Court Square intends to terminate the registration of the Shares under the Exchange Act. If the Offer is completed and the Purchaser, Court Square and their respective affiliates own at least 90% of the outstanding shares of the Company, Court Square intends to seek to have the Company consummate a Short-Form Merger, which would not require the approval of the Company Board, whereby Court Square (and/or one or more affiliates of Court Square) will own all of the shares of the Company and each then outstanding Share (other than Shares held by the Purchaser) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Alternatively, if the Offer is completed and the Purchaser, Court Square and their respective affiliates do not own at least 90% of the outstanding shares of the Company, Court Square may, but is not obligated to, seek to have the Company consummate a Long-Form Merger, which would require the approval of the Company Board, whereby Court Square (and/or one or more affiliates of Court Square) will own all of the shares of the Company. In a Long-Form Merger, the amount and form of consideration for Shares that are not purchased in the Offer would be negotiated with the Company Board. Each then outstanding Share (other than Shares held by the Purchaser) may be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Any merger would be subject to compliance with the terms of Delco Remy's debt instruments.

  The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer have been satisfied or waived.

  Alternative Structures Considered by the Purchaser. Court Square and the Purchaser considered alternative structures to effect the purchase of additional Shares including a merger, without a tender offer, and the purchase of Shares in the open market. In determining to proceed with the tender offer, Court Square noted that a tender offer was the most expeditious and efficient way to acquire additional Shares and increase its ownership interest in the Company. In addition, in a tender offer, each Public Stockholder will be able to determine individually whether to accept the price in the Offer or alternatively not to tender their Shares.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

  Effects of the Offer. If the Offer is consummated and all of the Shares are acquired by the Purchaser, the interest of Court Square and Purchaser in the book value and net earnings of the Company will increase proportionally by the increase in their ownership of Shares of the Company.

  If the Offer is complete and a sufficient number of the Company stockholders tender their Shares, the Shares may no longer be eligible to be traded on the NYSE or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. In any event, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Company may seek to consummate a Short-Form Merger or Long-Form Merger and, immediately following any merger, Court Square (and/or one of more affiliates of Court Square) will own collectively all the equity interests of the Company and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, such parties will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after any merger. After such a merger, the Public Stockholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

  Possible Effect of the Offer and Open Market Purchases on the Market for Shares. Following the completion of the Offer, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Plans for the Company After the Offer. Upon consummation of the Offer, the Purchaser and Court Square do not anticipate making any changes to the current Company Board except that Court Square, as the assignee of CVC and MASG Disposition, Inc. ("MASG"), will designate an additional individual to be named by Court Square as one of its representatives to the Company Board. The Purchaser does not anticipate making any changes in the current management of the Company. The Purchaser and Court Square may change the capitalization of the Company by converting all or a part of Court Square's non-voting shares of Class B common stock of the Company into voting shares of Class A common stock of the Company.

  The Shares are currently listed for quotation on the NYSE. Following the closing of the Offer, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with the Purchaser or Court Square, the Shares may no longer meet the quantitative requirements for continued listing on the NYSE and may result in the Shares becoming eligible for deregistration under the Exchange Act. As a result, the Shares will no longer be quoted on the NYSE and the Purchaser intends to terminate the registration of the Shares under the Exchange Act. Upon deregistration of the Shares, the Company will no longer be legally required to file periodic reports with the Commission, under the Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiaries), and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and stockholders who beneficially own 10% or more of the Shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares.

  If the Purchaser and Court Square consummate a Short-Form Merger or Long-Form Merger, the Company will become a privately held corporation owned entirely by Court Square (and/or one or more affiliates of Court Square) and there will be no public market for the Shares. Accordingly, after the consummation of any merger, the Public Stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, the Public Stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the Shares in a sale transaction, if any, occurring after the consummation of a merger. No such transactions are contemplated at this time. However, after the consummation of any merger, such Public Stockholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company.

  6. RIGHTS OF STOCKHOLDERS IN THE OFFER AND ANY MERGER.

  No appraisal rights are available to stockholders who tender their Shares in the Offer. If the Short-Form Merger or Long-Form Merger is consummated, however, record stockholders who have not validly tendered their Shares, nor voted in favor of the merger in the case of a Long-Form Merger, will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in
Section 262 of the DGCL ("Section 262"), a copy of which is attached as
Schedule II to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the merger. A judicial determination of the fair value of Appraisal Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more than, equal to, or less than the price per Share offered pursuant to the Offer or proposed to be paid in the Long-Form Merger or Short-Form Merger. In addition, such stockholders may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their Appraisal Shares from the effective time of the Long-Form Merger or Short-Form Merger until the date of payment.

  Under Section 262, if the Long-Form Merger is submitted to a vote of the stockholders at a meeting thereof, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Long-Form Merger, notify each of the stockholders entitled to appraisal rights that such rights are available. A holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Long-Form Merger, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the effective time of the Long-Form Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the effective time of the Long-Form Merger, will lose any right to appraisal in respect of such Appraisal Shares.

  Under Section 262, if the Short-Form Merger is approved pursuant to Section 253 of the DGCL the Company must, not more than 10 days after the effective date of the Short-Form Merger, notify each of the stockholders entitled to appraisal rights that such rights are available. A holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company, not more than 20 days after the mailing of the notice described above, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made.

  A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of such Appraisal Shares.

  A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of Appraisal Shares.

  A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

  Within 120 days after the effective time of the Long-Form Merger or Short-Form Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements of Section 262 summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's Appraisal Shares. There is no present intention on the part of the Purchaser to file an appraisal petition on behalf of the Company, and stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of any stockholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the effective time of the Long-Form Merger or Short-Form Merger, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Long-Form Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

  If a petition for appraisal is timely filed, and after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the Appraisal Shares from the effective time of the Long-Form Merger.

  The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

  At any time within 60 days after the effective time of the Long-Form Merger or Short-Form Merger, any stockholder shall have the right to withdraw its demand for appraisal and to accept the proposed merger consideration. After this period, the stockholder may withdraw such holder's demand for appraisal only with the consent of the Company. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the proposed merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal within the time period specified above.

  Except as otherwise disclosed in the Offer to Purchase, neither the Purchaser nor Court Square has made any provision in connection with the Offer or, if applicable, the Long-Form Merger or Short-Form Merger, to obtain counsel or appraisal services for unaffiliated security holders at the expense of the Purchaser or Court Square.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY

STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  7. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

  Transactions with the Company or Its Affiliates. On November 28, 2000, Citicorp Venture Capital Ltd., an affiliate of the Purchaser and Court Square ("CVC"), sold all 3,607,343 Shares owned by it and 6,278,055 shares of non-voting Class B common stock of the Company (collectively, the "CVC Shares") to Court Square (the "CVC Transfer") for a total purchase price of $71,669,135.50, subject to adjustment in certain circumstances. On November 28, 2000, CVC also assigned to Court Square all of its rights and obligations under the Stock Purchase Agreement, dated as of August 1, 2000, as amended (the "Stock Purchase Agreement"), by and between MascoTech, Inc. ("MascoTech") and CVC. On the same date, pursuant to the Stock Purchase Agreement, MascoTech and MASG sold shares and equity interests in and debt of five companies which were owned by them to Court Square for $113,400,000. Included in the shares acquired were 3,025,391 Shares of the Company.

  Agreements Involving the Securities of the Company. CVC is a party to the Second Amended and Restated Securities Purchase and Holders Agreement, dated March 1, 1998 (the "Stockholders Agreement"), by and among CVC, the Company, MASG, and certain members of senior management named therein. Pursuant to the Stockholders Agreement, each of the parties thereto have agreed to take all necessary action to ensure that the Company Board is composed at all times of one individual nominated by MASG and two individuals nominated by CVC. All of the rights and obligations of MASG and CVC have been assigned to Court Square.

  CVC is also a party to a Registration Rights Agreement, dated as of July 29, 1994, by and among CVC, the Company, World Equity Partners, L.P., Mascotech Automotive Systems Group, Inc. and certain members of senior management named therein, and a Registration Rights Agreement dated March 10, 2000 among Delco Remy International, Inc. and the individuals named therein (the "Registration Rights Agreements"). Pursuant to the Registration Rights Agreements, the Company has granted CVC and the other parties to such agreements certain registration rights relating to the Shares owned by them. Court Square has obtained CVC's registration rights by virtue of its acquisition of the CVC Shares.

  Other Agreements and Relationships. Mr. Delaney, an officer of Court Square and an officer and director of the Purchaser, is a director of the Company who has been nominated by CVC pursuant to the Stockholders Agreement. Richard M. Cashin, Jr., who served as an officer of CVC until April 2000, is a director of the Company who has been nominated by CVC pursuant to the Stockholders Agreement.

  If the Offer is completed, in connection with any subsequent merger or other business combination, Court Square intends to offer management and other affiliates of the Company the opportunity to continue to participate in the ownership of the Company. There are currently no agreements, arrangements or understandings with management or other affiliates regarding any continued participation in the ownership of the Company.

  Dechert, which is acting as counsel to the Purchaser and Court Square in connection with the Offer, acts as counsel to the Company from time to time in connection with matters unrelated to the Offer. The Company and the Special Committee have each retained independent counsel other than Dechert to represent them in connection with the Offer.

  8. INTEREST IN SECURITIES OF THE COMPANY.

  Securities Ownership. The following table sets forth certain information, as of January 2, 2001, regarding the ownership of Shares and of shares of Class B common stock of the Company by Citigroup Inc. ("Citigroup"), Court Square, each associate thereof and each person named in Schedule I to this Offer to Purchase. Court Square has been advised by World Equity Partners, LP, which currently owns a warrant exercisable for 1,680,038 Shares, that it currently intends to tender its Shares into the Offer and that one Vice President of Court Square currently intends to tender 1,700 Shares. To the best knowledge of Citigroup, the

Purchaser and Court Square, after making reasonable inquiry, no other officers, directors or affiliates of Citigroup, Court Square or the Purchaser who hold Shares have determined whether or not to tender all or any of their Shares in response to the Offer. No officer, director or affiliate of the Company who holds Shares has advised Court Square or the Purchaser whether or not he, she or it currently intends to tender Shares in response to the Offer. Except as indicated below, the executive officers and directors of Citigroup, Court Square and the Purchaser and their associates do not own any Shares or any shares of Class B common stock of the Company.

                                          Amount and Nature of
                                               Percent of       Percent of Total
               Beneficial Owner           Beneficial Ownership  Common Stock(1)
               ----------------           --------------------  ----------------
      Citigroup..........................      14,461,670(2)          59.3%
      Court Square.......................      14,438,093(3)          59.2%
      World Equity Partners, LP(4).......       1,680,038(5)           6.4%
      Richard M. Cashin, Jr..............         320,297(6)(7)        1.3%
      William T. Comfort, Jr.............         208,000(7)             *
      Lauren M. Connelly.................           1,700(7)             *
      Charles E. Corpening...............           2,500(7)(8)          *
      Michael A. Delaney.................          80,171(6)(7)          *
      David Y. Howe......................           3,894(7)             *
      Byron L. Knief.....................          32,911(7)             *
      Thomas F. McWilliams...............          79,421(7)(9)          *
      Joseph M. Silvestri................          19,285(7)             *
      David F. Thomas....................          88,437(7)             *
      James A. Urry......................          80,969(7)             *

--------
*  Less than 1% of the Shares.

(1) Percentages are based on the number of Class A and Class B common stock issued and outstanding as of November 7, 2000 as reported in the Company's Form 10-Q for the quarterly period ended September 30, 2000 (the "Company 10-Q"). Percentages give effect to the 6,278,055 shares of Class B common stock outstanding as of the date of this Offer to Purchase. Options and warrants to purchase Shares which are exercisable within 60 days of January 2, 2001 are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Citigroup owns 6,632,734 Shares and 6,278,055 shares of Class B common stock indirectly through its direct wholly owned subsidiary, Citigroup Holdings Company ("Citigroup Holdings"). Citigroup Holdings owns 6,632,734 Shares and 6,278,055 shares of Class B common stock indirectly through its direct wholly owned subsidiary, Citicorp. Citicorp owns 6,632,734 Shares and 6,278,055 shares of Class B common stock indirectly through its direct wholly owned subsidiary, Citicorp Banking Corporation ("CBC"). CBC owns 6,632,734 Shares and 6,278,055 shares of Class B common stock indirectly through its direct wholly owned subsidiary, Court Square. The address of the principal executive office of Citicorp and Citigroup is 399 Park Avenue, New York, New York 10043. The address of the principal executive office of CBC is One Penn's Way, New Castle, Delaware 19720. The address of the principal executive office of Citigroup Holdings is One Rodney Square, Wilmington, Delaware 19899. Includes 23,577 Shares beneficially owned by subsidiaries of Citigroup. Also includes 1,527,304 Shares held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 1,680,038 Shares which may be acquired upon exercise of a warrant held by World Equity Partners, LP, an affiliate of Citicorp Venture Capital, Ltd. (an indirect wholly owned subsidiary of Citigroup), for which Shares Citigroup disclaims beneficial ownership.

(3) Amount reported includes 6,632,734 Shares (36.6% of all Shares outstanding treated as a single class) and 6,278,055 shares of Class B common stock held of record by Court Square. Also includes 1,527,304 Shares held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership.

(4) The address of the principal executive office of World Equity Partners, LP is 399 Park Avenue, New York, New York 10043.

(5) Represents a warrant to purchase Shares exercisable within 60 days of January 2, 2001.

(6) Include outstanding options to purchase 1,600 Shares which are exercisable within sixty days of January 2, 2001.

(7) Does not include shares beneficially held by Citigroup, Court Square or World Equity Partners, LP which may be deemed to be beneficially owned by such individual as a director, officer or affiliate thereof. Such individual disclaims any beneficial ownership of shares held by Citigroup, Court Square or World Equity Partners, LP.

(8) Owned jointly by Mr. Corpening and Veronica A. Corpening.

(9) Includes 57,621 Shares held by the Thomas F. McWilliams Flint Trust of which Mr. McWilliams is the sole beneficiary and 21,800 Shares held by Alchemy, L.P. of which Mr. McWilliams is the sole general partner. Mr. McWilliams disclaims beneficial ownership of these Shares.

  Securities Transactions. Except for the purchase by Court Square of 3,607,343 Shares from CVC and the purchase by Court Square of 3,025,391 shares from MascoTech as described in "--Transactions, Negotiations and Agreements," and except as described below, neither the Purchaser, Court Square nor Citigroup, nor to the best knowledge of Purchaser, Court Square and Citigroup, any of the persons named in Schedule I to this Offer to Purchase, has effected a transaction in Shares during the past 60 days:

 .  Byron L. Knief, Senior Vice President of Court Square, sold 2,000 Shares on
   November 14, 2000 and an additional 2,000 Shares on November 17, 2000. Each sale was made for $7.50 per share in open-market broker transactions.

 .  Lauren M. Connelly, Vice President and Secretary of Court Square, sold
   1,700 shares on December 7, 2000 for $6.39 per share in an open-market broker transaction.

  9. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

  Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering non-corporate stockholder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  The tax treatment of Shares converted into cash pursuant to any Short-Form Merger or Long-Form Merger, if consummated, would be the same as the tax treatment of Shares tendered in the Offer as discussed above.

  The foregoing discussion may not be applicable with respect to certain members of management who continue to participate in the ownership of the Company; with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation; or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

  STOCKHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE
APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  Appraisal Rights. A stockholder that exchanges all of its Shares for cash in connection with appraisal rights under the DGCL will generally recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such stockholder's adjusted tax basis in the Shares surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Shares is more than one year. Any long-term capital gain recognized by a non-corporate stockholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  Backup Withholding. Certain non-corporate stockholders of the Company may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer or any Short-Form Merger or Long-Form Merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

  If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "--Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, February 8, 2001, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

  The Offer is conditioned upon satisfaction of the HSR Condition and all the other conditions set forth in "--Certain Conditions to the Offer." The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive the HSR Condition or any other condition of the Offer. If the HSR Condition or any of the other conditions set forth in "--Certain Conditions to the Offer" has not been satisfied by 12:00 midnight, New York City time, on Thursday, February 8, 2001 (or any other time then set as the Expiration Date), the Purchaser may elect to:

    (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

    (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

    (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

  The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

  Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

    (1) terminate or amend the Offer if any of the conditions referred to in "--Certain Conditions to the Offer" has not been satisfied; or

    (2) waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

  The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "-- Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

  Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the PR Newswire.

  If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

  Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

  During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

  THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

  A request has been made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. In response to this request, the Company has elected to mail this Offer to Purchase, the Letter of Transmittal and all other relevant materials to record holders of Shares and these materials will also be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing the Shares (the "Share Certificates") are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See "--Certain Conditions to the Offer." The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in "--Certain Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "-- Certain Conditions to the Offer."

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    (1) the Share Certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares";

    (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

    (3) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

  REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares or a Book-Entry Confirmation, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer (and a Short-Form Merger or Long-Form Merger, if consummated) may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or
(2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer (or converted into cash in a Short-Form Merger or Long-Form Merger, if consummated), each stockholder should provide the Depositary with his or her correct taxpayer identification number by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign stockholders should complete and sign an applicable Internal Revenue Service Form W-8, Certificate of Foreign Status (e.g., W-8BEN or W-8ECI), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 12, 2001 (or such later date as may apply in case the Offer is extended).

  To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in "--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "--Procedures for Accepting the Offer and Tendering Shares."

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

  5. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Court Square, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Court Square, the Purchaser, the Information Agent or the Depositary.

  According to its Annual Report of Form 10-K for the year ended July 31, 2000 (the "Company 10-K"), the Company was incorporated in the State of Delaware in 1994. The Company became publicly held in 1997. The principal executive offices of the Company are located at 2902 Enterprise Drive, Anderson, Indiana 46013 and its telephone number is (765) 778-6499. According to the Company 10-K, the Company is a leading global manufacturer and remanufacturer of original equipment manufacturer, or OEM, and aftermarket electrical, powertrain/drivetrain and related components for automobiles and light trucks, medium and heavy duty trucks and other heavy duty vehicles. The Company's products include starter motors, alternators, engines, transmissions, torque converters, traction control systems and fuel systems which are principally sold or distributed to OEMs for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company also provides core exchange services for third party aftermarket remanufacturers. The Company serves the aftermarket and the OEM market, principally in North America, Europe, Latin America and Asia-Pacific.

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at

Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

  6. PRICE RANGE OF THE SHARES.

  According to the Company 10-K, the Shares are listed and traded principally on the NYSE under the symbol "RMY." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE, as reported in the Company 10-K for the fiscal years ending July 31, 1999 and July 31, 2000 and as reported by Yahoo! Finance web page for the fiscal year ending July 31, 2001 (through December 21, 2000). There is no public market for the Company's Class B Common Stock.

                                                                High      Low
      Year Ending July 31, 1999                               --------- --------
        First Quarter........................................ $14       $9 1/8
        Second Quarter.......................................  12        9 5/16
        Third Quarter........................................  10 11/16  8 1/16
        Fourth Quarter.......................................  11 1/8    8 11/16
      Year Ending July 31, 2000
        First Quarter........................................  10 3/8    8 1/4
        Second Quarter.......................................   9 3/4    7 31/32
        Third Quarter........................................   8 1/8    6 5/8
        Fourth Quarter.......................................   9 1/4    7 1/16
      Year Ending July 31, 2001
        First Quarter........................................   8 3/4    6 11/16
        Second Quarter (through December 21, 2000)...........   7 9/16   5 1/4

  On December 21, 2000, the last full trading day prior to the announcement of the intention to commence the Offer, the reported 4:00 p.m. closing price on the NYSE for the Shares was $5.4375 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  7. CERTAIN INFORMATION CONCERNING COURT SQUARE, THE PURCHASER AND CITIGROUP.

  The Purchaser was organized in January 2000 under the laws of the State of Delaware for the purpose of engaging in a business combination with the Company. The Purchaser is a subsidiary of Court Square. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and any Short-Form Merger or Long-Form Merger. Its principal executive offices are located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (212) 559-1127.

  Court Square was organized in 1972 under the laws of the State of Delaware. Court Square is an indirect wholly owned subsidiary of Citigroup that is principally engaged in the business of investing in leveraged acquisitions. Its principal executive offices are located at 399 Park Avenue, 14th Floor, New York, New York 10043 and its telephone number is (212) 559-1127.

  Citigroup, a Delaware corporation and indirect parent of Court Square and the Purchaser, is a diversified holding company whose businesses provide some 100 million consumers, corporations, governments and institutions in 101 countries and territories with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella. Its principal executive offices are located 399 Park Avenue, New York, New York 10043 and its telephone number is (212) 559-1000.

  Neither the Purchaser nor Court Square is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.

  Citigroup is subject to the informational filing requirements of the Exchange Act and in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Citigroup's filings are also available to the public on the Commission's Internet site (http://www.sec.gov).

  The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Court Square, the Purchaser and Citigroup are set forth in Schedule I of this Offer to Purchase. During the last five years, to the best knowledge of the Purchaser and Court Square, none of the persons listed on Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

  Each of the Purchaser, Court Square and Citigroup may be considered an affiliate of the Company due to its beneficial ownership of the securities of the Company. See "SPECIAL FACTORS--Interest in Securities of the Company."

  8. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required for the Purchaser to purchase all of the outstanding Shares (other than the Shares owned by the Purchaser) pursuant to the Offer and, if consummated, a Short-Form Merger or Long-Form-Merger, and to pay fees and expenses related thereto is estimated to be approximately $106,000,000. The Purchaser plans to obtain all funds needed for the Offer from existing cash funds to be contributed by Court Square.

  9. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  NYSE Listing. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400,
(2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares, (3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) fell below 600,000, (4) the Company's total global market capitalization is less than $50.0 million and total stockholders' equity were less than $50.0 million, (5) the Company's average global market capitalization over a consecutive 30-trading-day period were less than $15.0 million or (6) the average closing price per Share were less than $1.00 over a consecutive 30-trading-day period. If, as result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See "SPECIAL FACTORS-- Purposes of the Offer; Plans for the Company." In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by the Purchaser pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public stockholders who are not affiliated with the Purchaser or Court Square, the Shares may no longer meet the quantitative requirements for continued listing on the NYSE. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.

  10. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after December 21, 2000, the Company (1) splits, combines or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken such action, then, without prejudice to the Purchaser's rights described in "--Certain Conditions to the Offer," the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

  If, on or after December 21, 2000, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions described in "--Certain Conditions to the Offer," (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and
(2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  11. CERTAIN CONDITIONS TO THE OFFER.

  HSR Condition. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods.

  A Notification and Report Form with respect to the Offer, the possible contribution of shares to the Purchaser and the possible conversion of the non-voting Class B common stock is expected to be filed under the HSR Act shortly, and the waiting period with respect to the Offer, the possible contribution of shares to the Purchaser and the possible conversion of the non-voting Class B common stock under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The waiting periods will not be affected either by the failure of the Company (as opposed to Court Square and the Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer, the possible contribution of shares to the Purchaser and the possible conversion of the non-voting shares of Class B common stock. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the possible contribution of shares to the Purchaser or the possible conversion of the non-voting shares of Class B common stock, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares pursuant to the Offer, the possible contribution of shares or the possible conversion of the non-voting shares of Class B common stock, (2) the divestiture of the Shares (a) purchased pursuant to the Offer, (b) contributed to the Purchaser or (c) received upon the possible conversion of the non-voting shares of Class B common stock or (3) the divestiture of substantial assets of Court Square, the Purchaser, the Company or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Court Square, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail.

  Certain Other Conditions. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser, (1) at or prior to the Expiration Date, the HSR Condition has not been satisfied, or (2) at any time on or after December 21, 2000 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by the Purchaser to have occurred:

    (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Purchaser, is or may be materially adverse, or the Purchaser shall have become aware of any fact which, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser;

    (b) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Court Square or any other affiliate of Court Square or the consummation by the Purchaser, Court Square or any other affiliate of Court Square of a merger or other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (2) seeking to prohibit the ownership or operation by the Purchaser, Court Square or any other affiliate of Court Square of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser, Court Square or any other affiliate of Court Square to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Court Square or any other affiliate of Court Square to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Court Square or any other affiliate of Court Square effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (4) seeking to require divestiture by the Purchaser, Court Square or any other affiliate of Court Square of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Purchaser, Court Square or any other affiliate of Court Square as a result of the transactions contemplated by the Offer or any other business combination with the Company, (6) which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Purchaser, Court Square or any other affiliate of Court Square or the value of the Shares or (7) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships;

    (c) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Court Square or any other affiliate of Court Square or (2) to the Offer or other merger or business combination by the Purchaser, Court Square or any other affiliate of Court Square with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of the Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (7) of paragraph (b) above;

    (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of the Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company does business that could, in the sole judgment of the Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on December 21, 2000 or (8) in the case of any of the foregoing existing on December 21, 2000, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of employee stock options outstanding on December 31, 1999 or issued since that date in the ordinary course of business consistent with past practice, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of the Company, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license,
  (6) incurred any debt otherwise than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Purchaser's sole opinion, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to the Purchaser, (9) entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer,
  (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or
  (11) amended or authorized or proposed any amendment to their respective certificates of incorporation or bylaws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

    (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) or it shall be publicly disclosed or the Purchaser shall otherwise learn that (1) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
  Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Commission on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

    (g) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

    (h) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall be the subject of a default or accelerated or otherwise become due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise), in either case, with or without notice or the lapse of time or both, whether or not as a result of the transactions contemplated by the Offer or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements, in the sole judgment of the Purchaser, may have a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or (B) the value of the Shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the acquisition by Court Square of control of the Company); or

    (i) any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained on terms satisfactory to the Purchaser, in its sole discretion;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, in its sole discretion, regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this section shall be final and binding upon all parties.

  12. CERTAIN LEGAL MATTERS; LITIGATION; REQUIRED REGULATORY APPROVALS.

  General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the "INTRODUCTION" and "--Certain Conditions to the Offer."

  Pending Litigation. On December 28, 2000, Perry Fuller, Henry Rose and DPM Limited Partnership each filed separate complaints (the "Claims") in the Court of Chancery of the State of Delaware, New Castle County, as a result of Court Square's initial communication to the Company of its intention to make the Offer on December 22, 2000. Each plaintiff of the Claims is a stockholder of the Company and is seeking class action certification on behalf of the stockholders of the Company. Court Square, the Company and the individual members of the Company Board are named defendants in the Claims. The Claims allege, among other things, that the timing of the tender offer is intended to "freeze out" the Public Stockholders to the benefit of Court Square without paying an adequate or fair price. The plaintiffs of the Claims have demanded certain remedies including a preliminary and permanent injunction of the transactions that are contemplated by the Offer. Court Square and the Purchaser do not believe that the Claims have any merit and Court Square will vigorously defend the Claims and seek their dismissal. There can be no assurance, however, that Court Square will be successful in its defense against the Claims. The Purchaser's obligation to purchase and pay for the Shares is subject to certain conditions which are applicable to these Claims. See "--Certain Conditions to the Offer."

  State Takeover Statutes. The Company has elected in its Certificate of Incorporation to opt-out of the antitakeover provisions contained in Section 203 of the DGCL. In addition to Delaware, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and generally does not expect to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER--Certain Conditions to the Offer."

  Other Foreign Approvals. According to the Company 10-Q, the Company also owns property and conducts business in Brazil, Canada, India, Europe, Korea and Mexico. In connection with the acquisition of the Shares pursuant to the Offer, the laws of these jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in these jurisdictions. Each governmental authority might attempt to impose additional conditions on the Company's operations conducted within its jurisdiction as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

  13. CERTAIN FEES AND EXPENSES.

  D. F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

  In addition, American Stock Transfer & Trust Company has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

  The following table presents the estimated fees and expenses to be incurred by the Purchaser in connection with the Offer:

         Legal Fees and Expenses....................... $500,000
         Printing and Mailing.......................... $100,000
         Filing Fee.................................... $ 21,065
         Depositary Fees............................... $ 15,000
         Information Agent............................. $  7,500
         Miscellaneous................................. $ 50,000
                                                        --------
             Total..................................... $693,565
                                                        ========

  Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

  14. MISCELLANEOUS.

  The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF COURT SQUARE OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser, Court Square and Citigroup have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in "THE TENDER OFFER--Certain Information Concerning the Company" with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

                                          DRI Acquisition LLC

January 11, 2001

                                  SCHEDULE I

                   INFORMATION CONCERNING THE DIRECTORS AND
        EXECUTIVE OFFICERS OF COURT SQUARE, THE PURCHASER AND CITIGROUP

  1. DIRECTORS AND EXECUTIVE OFFICERS OF COURT SQUARE CAPITAL LIMITED.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Court Square Capital Limited. Unless otherwise stated, each executive officer of Court Square Capital Limited has been employed in such position or in other executive or management positions with Court Square Capital Limited for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Court Square Capital Limited and, unless otherwise indicated, the business address of each person identified below is c/o Court Square Capital Limited, 399 Park Avenue, New York, New York 10043.

                                 Present Principal Occupation or Employment and
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
William T. Comfort...... Director; senior executive officer. He has been a senior executive officer of Citicorp Venture Capital, Ltd. for the past five years.

Anne Goodbody........... Director. She has been employed by Citibank N.A. since 1970, most recently as Executive Vice President--Credit.

David F. Thomas......... Director; Vice President and Managing Director. He has been
                         Vice President of Citigroup Inc. and Vice President of
                         Citicorp Venture Capital Ltd. since May 2000. Prior to that time, He was Managing Director of Citigroup Inc. and Managing
                         Director of Citicorp Venture Capital, Ltd. from 1994 to May
                         2000.

Michael T. Bradley...... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1996.

Lauren M. Connelly...... Vice President and Secretary. She has been Vice President of
                         Citicorp Venture Capital, Ltd. since 1990.

Charles E. Corpening.... Vice President. He has been employed by Citicorp Venture
                         Capital, Ltd. since 1994, was an Assistant Vice President and is currently Vice President. He is Director and Vice President of DRI Acquisition LLC.

Michael A. Delaney...... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital, Ltd. since 1995. He is
                         Director and President of DRI Acquisition LLC. He also serves as a Director of Delco Remy International, Inc.

Michael S. Goldner...... Vice President. He was Executive Director at Lehman Brothers
                         from 1994 to 1999.

Ian D. Highet........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1998. Prior to that, he was Vice President of Development of Primedia from 1994 to 1998.

David Y. Howe........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. since 1993.

Darryl A. Johnson....... Assistant Vice President and Accountant since June 2000. He was an Auditor at PricewaterhouseCoopers from December 1997 to
                         May 2000. Prior to that, he was an Accountant at Lehman
                         Brothers Inc. from January 1995 to November 1997.

                                 Present Principal Occupation or Employment and
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Byron L. Knief.......... Senior Vice President. He has been employed by Citicorp
                         Venture Capital, Ltd. for the past five years.

Richard E. Mayberry,     Vice President. He has been Managing Director of Citigroup
 Jr..................... Inc. and Managing Director of Citicorp since 1995.

Thomas F. McWilliams.... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital, Ltd. for the past five years.

Anthony P. Mirra........ Vice President and Assistant Secretary. He has been Financial
                         Controller of Citigroup, Inc. for the past five years.

M. Saleem Muqaddam...... Vice President. He has been Investment Officer of Citicorp
                         Venture Capital, Ltd. over the past five years.

Paul C. Schorr IV....... Vice President and Managing Director. He has been Managing
                         Director of Citicorp Venture Capital Ltd. since January 2000.
                         He served as Vice President of Citicorp Venture Capital Ltd.
                         from June 1996 to December 1999. Prior to that, he served as
                         Engagement Manager at McKinsey & Company from 1994 to 1996.

Joseph M. Silvestri..... Vice President. He has been Vice President of Citicorp Venture
                         Capital Ltd. since 1990. He is Director, Vice President and
                         Secretary of DRI Acquisition LLC.

James A. Urry........... Vice President. He has been Vice President of Citicorp Venture
                         Capital, Ltd. for the past five years.

John D. Weber........... Vice President. He has been Vice President of Citicorp Venture
                         Capital Ltd. since 1994.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Unless otherwise stated, each executive officer of the Purchaser has been employed in such position or in other executive or management positions with the Purchaser for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o DRI Acquisition LLC, 1209 Orange Street, Wilmington, Delaware 19801.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Michael A. Delaney...... Director and President. He has been Managing Director of
                         Citicorp Venture Capital, Ltd. since 1995.

Charles E. Corpening.... Director and Vice President. He has been employed by Citicorp
                         Venture Capital, Ltd. since 1994, was an Assistant Vice
                         President and is currently Vice President.

Joseph M. Silvestri..... Director; Vice President and Secretary. He has been Vice
                         President of Citicorp Venture Capital, Ltd. since 1990.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP.

  Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Citigroup. Unless otherwise stated, each executive officer of Citigroup has been employed in such position or in other executive or management positions with Citigroup for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Citigroup and, unless otherwise indicated, the business address of each person identified below is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10043.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
C. Michael Armstrong.... Director since 1993. Mr. Armstrong has been Chairman and Chief
                         Executive Officer of AT&T Corp. since 1997. He was Chairman and Chief Executive Officer of Hughes Electronic Corporation
                         from 1992 to 1997. Prior to 1992 he was an Officer of
                         International Business Machines Corporation, a Member of the
                         IBM Management Committee and Chairman of the IBM World Trade
                         Corporation. He is also on the Supervisory Board of Thyssen-
                         Bornemisza Group. He is also a director of Excite@Home Corp.

Alain J.P. Belda........ Director since 1997. Mr. Belda has been Chief Executive
                         Officer and a Director of Alcoa Inc. since 1999 and President since 1997. From 1997 to 1999, he served as Chief Operating
                         Officer of Alcoa Inc. and Vice Chairman from 1995 to 1997. He is also a director of Cooper Industries, Inc. and E.I. du Pont de Nemours & Company. Mr. Belda is a citizen of Brazil.

Kenneth J. Bialkin...... Director since 1986. Mr. Bialkin has been a Partner at
                         Skadden, Arps, Slate, Meagher & Flom LLP since 1988. He is also a director of The Municipal Assistance Corporation for the City of New York, Tecnomatix Technologies Ltd. and Sapiens
                         International Corporation N.V.

Kenneth T. Derr......... Director since 1987. He is Chairman of the Board, Retired of
                         Chevron Corporation since 1999. He served as Chairman and
                         Chief Executive Officer of Chevron Corporation from 1989 to
                         1999. He is also a director of AT&T Corporation and Potlatch
                         Corporation.

John M. Deutch.......... Director since 1996 (and 1987 to 1993). He has been an
                         Institute Professor, Massachusetts Institute of Technology
                         since 1990. He served as Director of the Central Intelligence
                         Agency from 1995 to 1996, and Deputy Secretary, U.S.
                         Department of Defense in 1994 and Under Secretary, U.S.
                         Department of Defense in 1993. He is also a director of Ariad
                         Pharmaceuticals, Inc., CMS Energy, Cummins Engine Company,
                         Inc., Raytheon Company and Schlumberger, Ltd.

Keith W. Hughes......... Director since November 2000; Vice Chairman since November
                         2000. Since 1995, he has been Chairman of the Board and Chief
                         Executive Officer of Associates First Capital Corporation.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Ann Dibble Jordan....... Director since 1989. She has been a Consultant since 1987.
                         Prior to 1987 she served as Director of the Department of
                         Social Services for the University of Chicago Medical Center
                         from 1986 to 1987, Field Work Associate Professor at the
                         School of Social Service Administration of the University of
                         Chicago from 1970 to 1987 and Director of Social Services of
                         Chicago Lying-in Hospital from 1970 to 1985. She is also a director of Johnson & Johnson Corporation and Automatic Data
                         Processing, Inc.

Robert I. Lipp.......... Director since July 2000; Member of the Office of the
                         Chairman, and Vice Chairman since July 2000; Chairman and
                         Chief Executive Officer--Global Consumer Business since 1998.
                         From 1996 to 2000 he was Chairman of the Board, Chief
                         Executive Officer and President of the Travelers Property
                         Casualty Corp. and from 1991 to 1998 he was Vice Chairman of the Travelers Property Casualty Corp. He is a Director of
                         Citicorp and Citibank, N.A. Prior to joining Citigroup Inc.,
                         Mr. Lipp spent 23 years with Chemical New York Corporation. He is President of the New York City Ballet; a director of the
                         Wadsworth Atheneum; a Trustee of Williams College; and
                         Chairman of Dance-On Inc.

Reuben Mark............. Director since 1996. Mr. Mark has been Chairman and Chief
                         Executive Officer of Colgate-Palmolive Company since 1986. He served as Chief Executive Officer of Colgate-Palmolive Company
                         from 1984 to 1986. He is also a director of Pearson plc and
                         Time Warner Inc.

Michael T. Masin........ Director since 1997. He has been the Vice Chairman and
                         President of Verizon Communications since 2000. He was
                         President--International of GTE Corporation from 1995 to 2000 and Vice Chairman from 1993 to 2000. Prior to 1993, he was a
                         Partner at O'Melveny & Myers. He is also a director of Contel
                         Cellular Inc., Compania Nacional Telefonos de Venezuela, BCT
                         Telus Communications, Inc. and Puerto Rican Telephone Company.

Dudley C. Mecum......... Director since 1986. He has been a Managing Director of
                         Capricorn Holdings, LLC since 1997. He was a Partner at G.L.
                         Ohrstrom & Co. from 1989 to 1996 and was the Managing Partner of KPMG LLP (New York office) from 1979 to 1985. He is also a director of Dyncorp, Lyondell Companies, Inc., Suburban
                         Propane Partners, MLP, CCC Information Services, Inc.,
                         Lyondell Chemical Co., Vicorp Restaurants, Inc., Fingerhut
                         Companies Inc., Roper Industries Inc. and Metris Companies
                         Inc.

Richard D. Parsons...... Director since 1996. He has been the President of Time Warner
                         Inc. since 1995 and a Director of Time Warner Inc. since 1991.
                         From 1988 to 1995 he held several positions with Dime Savings
                         Bank of New York including Chairman and Chief Executive
                         Officer from 1991 to 1995 and President and Chief Operating
                         Officer from 1988 to 1990. He is also a director of Estee
                         Lauder Companies, Inc. and Philip Morris Companies Inc.

                                   Present Principal Occupation or Employment;
Name                            Material Positions Held During the Past Five Years
----                            --------------------------------------------------
Andrall E. Pearson......  Director since 1986. He has been Chairman and Chief Executive
                          Officer of TRICON Global Restaurants, Inc. since 1997. He
                          served as Operating Partner of Clayton, Dubilier & Rice, Inc.
                          from 1993 to 1997. He has been a Professor at Harvard Business
                          School since 1985. From 1971 to 1984 he served as President and Chief Operating Officer of PepsiCo, Inc. He is also a
                          director of DBT-OnLine, Inc. and an Advisory Board Member of
                          Corpedia.

Robert E. Rubin.........  Director since 1999; Member of the Office of the Chairman and
                          Chairman of the Executive Committee since 1999. He served as
                          Secretary of the Treasury of the United States from 1995 to
                          1999 and as Assistant to the President for Economic Policy
                          from 1993 to 1994. Prior to 1993 he held various titles at
                          Goldman, Sachs & Co., including Co-Senior Partner and Co-
                          Chairman, Goldman, Sachs & Co. from 1990 to 1992 and Vice-
                          Chairman and Co-Chief Operating Officer from 1987 to 1990. He is also a director of Ford Motor Company.

Franklin A. Thomas......  Director since 1970. Since 1996, he has worked for The Study
                          Group. He served as President and Chief Executive Officer of
                          The Ford Foundation from 1979 to 1996. He is also a director of Alcoa, Inc., Cummins Engine Company, Inc., Lucent
                          Technologies, Inc., Pepsico, Inc., Conoco Inc., and Avaya Inc.

Sanford I. Weill........  Director since 1986; Chairman and Chief Executive Officer since 2000. He was Co-Chief Executive Officer of Citigroup
                          Inc. from 1998 to 2000. From 1986 to 1998 he served as
                          Chairman of the Board and Chief Executive Officer of Travelers
                          Group Inc. and he served as President from 1986 to 1991. He is also a director of AT&T Corp., E.I. du Pont de Nemours &
                          Company and United Technologies Corp.

Arthur Zankel...........  Director since 1986. Mr. Zankel is General Partner of Zankel
                          Capital Advisors, LLC and of High Rise Partners, LP since
                          2000. He served as General Partner of First Manhattan Co. from
                          1965 to 1999 and was Co-Managing Partner of First Manhattan
                          Co. from 1980 to 1997. He is also a director of Vicorp
                          Restaurants, Inc. and White Mountains Insurance Group Ltd.

Gerald R. Ford..........  Honorary Director. He has been a Director or Honorary Director since 1986. He was President of the United States from August
                          1974 through January 1977. He was Vice President of the United
                          States from December 1973 through August 1974. He is also a director of the National Association of Securities Dealers,
                          Inc., an Advisory Director of Chase Bank of Texas and an
                          Advisor to the Board of American Express Company.

Hamid Biglari...........  Head of Corporate Strategy since December 2000. Prior to joining Citigroup Inc., he was a Partner and Co-Head of Global
                          Investment Banking of McKinsey and Company.

Winfried F.W. Bischoff..  Chairman--Citigroup Europe since April 2000. Prior to joining
                          Citigroup Inc., he was Chairman, Group Chief Executive of J.
                          Henry Schroder & Co. Ltd. from 1995 to 2000. He is a director of Cable and Wireless PLC, Land Securities PLC, McGraw Hill
                          Companies, Eli Lilly and IFIL (Italy). He is a citizen of the
                          United Kingdom and Germany.


                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Michael A. Carpenter.... Chief Executive Officer--Global Relationship Bank and Chief
                         Executive Officer--Global Corporate & Investment bank (Japan,
                         Europe and North America) since July 2000. From November 1998 to July 2000, he was Co-Chief Executive Officer--Global
                         Corporate and Investment Bank of Citigroup Inc. Since 1998, he
                         has been Chairman of the Board and Chief Executive Officer and a Director of each of Salomon Smith Barney Inc. and Salomon
                         Smith Barney Holdings Inc., wholly owned subsidiaries of
                         Citigroup Inc. From 1996 to 1998, he was Vice Chairman of
                         Travelers Group Inc.

Robert Druskin.......... Chief Operating & Technology Officer and Chief Administrative
                         Officer--Corporate & Investment Bank since August 2000. He was
                         Head of Operations & Technology--Global Corporate & Investment
                         Bank of Salomon Smith Barney from 1998 to 2000. Prior to that, he was Chief Administrative Officer of Smith Barney from 1997 to 2000, Head of Asset management & Futures Division from 1996 to 1997, and Vice Chairman from 1993 to 1996.

Ahmed Fahour............ Senior Vice President and Head of Development since December
                         2000. Prior to joining Citigroup Inc., he was a Partner of
                         Boston Consulting Group from 1987 to 2000. He is a citizen of
                         Australia.

Jay S. Fishman.......... Chief Operating Officer since December 2000 and Vice
                         Chairman--Global Consumer Group (Western Europe, Japan) since
                         July 2000. He has been Chairman of the Board of Travelers
                         Property Casualty Corp. since March 2000 and Chief Executive
                         Officer and President of Travelers Property Casualty Corp.
                         since 1998. He was Chief Executive Officer and President,
                         Commercial Lines in 1998 and its Chief Operating Officer,
                         Consumer Lines from 1996 to 1998. Since joining Travelers
                         Group in 1989, he has held various positions including, Vice
                         Chairman and Chief Administrative Officer of Travelers
                         Property Casualty Corp. from 1996 to 1998.

Thomas W. Jones......... Chairman and Chief Executive--Global Investment and Private
                         Banking Group and Co-Chairman and Chief Executive Officer--
                         Salomon Smith Barney Citi Asset Management Group since 1998.
                         Mr. Jones was Vice Chairman and Director of Travelers Group
                         Inc. and Chairman and Chief Executive Officer--Salomon Smith
                         Barney Asset Management from 1997 to 1998. Prior to that time, he was Vice Chairman and a Director of the Teachers Insurance
                         and Annuity Association--College Retirement Equities Fund. He
                         is a director of Pepsi Bottling Group.

Marjorie Magner......... Senior Executive Vice President and Chief Administrative
                         Officer--Global Consumer since July 2000. She is the Head of
                         Citibanking North America and Primerica Financial Services
                         since January 2000. She was Chairman of Citifinancial Credit
                         Company in 1999 and President and Chief Executive Officer of
                         Citifinancial Credit Company from 1995 to 1999.

                                   Present Principal Occupation or Employment;
Name                            Material Positions Held During the Past Five Years
----                            --------------------------------------------------
Deryck C. Maughan.......  Vice Chairman since 1998. He is a Director of Salomon Smith
                          Barney Holdings Inc. and Salomon Smith Barney Inc.; and a
                          Managing Director of Salomon Smith Barney Inc. He has been employed in such position or other executive or management positions with Citigroup Inc. since November 1997. He was, until, the consummation of the merger with Salomon Inc in
                          November 1997, Chairman and Chief Executive Officer of Salomon
                          Brothers Inc and an Executive Vice President of Salomon Inc.
                          He is a member of the Group of Thirty and the Trilateral
                          Commission, serves on the International Advisory Board of the
                          British American Business Council and is a Trustee of the
                          Japan Society. Mr. Maughan is a citizen of the United Kingdom.

Victor J. Menezes.......  Head of Consumer and Corporate Business in Emerging Markets
                          since July 2000 and Co-Chief Executive--Global Corporate and
                          Investment Bank since 1998. Mr. Menezes is Chairman and a
                          Director of Citicorp and Citibank, N.A. He was President of
                          Citibank, N.A. from 1998 to March 2000 and Executive Vice
                          President and Chief Financial Officer from 1995 to 1998. He is a Trustee of the Asia Society and a member of the U.S.
                          Advisory Board of INSEAD.

Charles O. Prince, III..  Chief Operating Officer--Administration and Operations since
                          December 2000 and General Counsel and Corporate Secretary
                          since 1999. In 2000, he was Chief Administrative Officer of
                          Citigroup Inc. From 1986 to 1996, he was an Executive Vice
                          President, Senior Vice President, General Counsel and
                          Secretary of Travelers Group Inc.

William R. Rhodes.......  Vice Chairman since 1999. He is also a Vice Chairman of
                          Citicorp and Citibank, N.A. since 1991 Mr. Rhodes joined
                          Citibank, N.A. in 1957. He is a Governor and Trustee of The
                          New York and Presbyterian Hospital and a Director of the New
                          York City Partnership, Chamber of Commerce, Conoco and Private
                          Export Funding Corporation.

Petros Sabatacakis......  Senior Risk Officer since 1999. Mr. Sabatacakis was Senior
                          Vice President of American International Group from 1992 too
                          1999. Previously, he was senior risk manager and head of
                          Global Treasury and Capital Markets at Chemical Bank.

Todd S. Thomson.........  Chief Financial Officer since March 2000. Mr. Thomson was
                          Chief Executive Officer--Global Private Bank of Citigroup Inc.
                          from 1999 to March 2000 and Senior Vice President--Strategy and Business Development from 1998 to 1999. Prior to that
                          time, he was a Senior Vice President of GE Capital Services.
                          Previously, he held management positions at Barents Group LLC and Bain & Company.

Robert B. Willumstad....  Chairman and Chief Executive Officer--Global Consumer since
                          December 2000 and Head of Global Consumer Lending since July
                          2000. He is also Chairman of the Board of Citifinancial Credit
                          Company. From July 2000 to December 2000, he was Vice
                          Chairman--Global Consumer of Citigroup Inc. Mr. Willumstad has
                          been employed in executive or management positions with
                          Citifinancial Credit Company for more than the past five
                          years. Mr. Willumstad spent 20 years with Chemical Bank in various positions including the post of President of Chemical
                          Technologies Corporation.

                                  Present Principal Occupation or Employment;
Name                           Material Positions Held During the Past Five Years
----                           --------------------------------------------------
Barbara A. Yastine...... Chief Financial Officer--Salomon Smith Barney and Citibank's
                         Global Relationship Bank since September 2000. She was Chief
                         Auditor of Citigroup Inc. from 1999 to September 2000 and
                         Chief Administrative Officer -- Global Consumer from 1998 to
                         1999. From 1995 to 1999, she was an Executive Vice President--
                         Finance and Insurance of Citifinancial Credit Company.

                                  SCHEDULE II

                 SECTION 262 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      (1) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      (2) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      (3) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      (4) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders

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  entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of

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stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)


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  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Mail:                  By Hand:                By Overnight Delivery:

American Stock Transfer &    American Stock Transfer &    American Stock Transfer &
      Trust Company                Trust Company                Trust Company
      59 Maiden Lane               59 Maiden Lane               59 Maiden Lane
    New York, NY 10038           New York, NY 10038           New York, NY 10038

                          By Facsimile Transmission:
                       (For Eligible Institutions Only)
                                (718) 236-2641

             Confirmation Receipt Of Facsimile By Telephone Only:
                                (212) 936-5100

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                          77 Water Street, 20th Floor
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
               All Others Please Call Toll-free: (800) 848-3402